Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-115772, Post-Effective Amendment No. 2 to Registration Statement No. 333-74162 and Registration Statement No. 333-89154 on Form S-8 of our reports dated February 27, 2007, relating to the consolidated financial statements and financial statement schedules of Advance Auto Parts, Inc. and subsidiaries (the "Company") (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the Company’s adoption of new accounting standards) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Advance Auto Parts, Inc. and subsidiaries for the year ended December 30, 2006.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
February 27, 2007